Exhibit 10.2

FORM OF LENDER* REGISTRATION AGREEMENT

(Loan Commitment, Sale and Servicing Agreement)

* Note: Your role as a Prosper “Lender” is that of a loan purchaser, and your rights and obligations as a purchaser or prospective purchaser of Prosper loans are set forth below. Although you are referred to in this Agreement and on the Prosper website as a “Lender,” you are not actually lending your money directly to Prosper borrowers, but are, instead, making loan purchase commitments and purchasing promissory notes representing loans made by Prosper to borrowers. All loans originated through Prosper are made to borrowers by Prosper Marketplace, Inc. from its own funds, and then sold and assigned by Prosper to the winning bidder or bidders on the listing without recourse to Prosper. Prosper is the originating lender for licensing and regulatory reasons and is licensed in all states where licensing is required given Prosper’s current lending criteria, which may change from time to time in its discretion.  Prosper uses the term “Lender” instead of “loan purchaser” for the sake of brevity and simplicity.

This Lender Registration Agreement is made and entered into between you and Prosper Marketplace, Inc. (“Prosper”).

1.  Registration as a Prosper Lender. You are registering as a Lender in the Prosper marketplace, so that you may be eligible to post bids on the Prosper website and purchase promissory notes evidencing loans made by Prosper following the matching of your bids with listings (collectively “Notes”). You agree to comply with the terms and provisions of this Agreement, the Terms of Use of the Prosper website, and the policies posted on the Prosper website (the “Prosper Policies”), as may be amended from time to time by Prosper in its sole discretion (collectively, the “Prosper Terms and Conditions”).

2.  Posting of Bids. Upon registration, you may post bids on borrower listings on the Prosper website. “Listings” are Prosper borrowers’ loan requests that are displayed on the Prosper website along with desired loan amount, offered interest rate, borrower credit grade, non-housing debt-to-income ratio, and other credit information from the borrower’s credit report, and group affiliation (if any). Listings also display the borrower’s self-reported annual income, occupation and employment status. Borrowers are identified by a Prosper user name but are not allowed to disclose their identity or contact information to Lenders.

A bid by a Lender is the Lender’s commitment to purchase a Note in the principal amount of the Lender’s bid, representing a loan to be made by Prosper to the Borrower, should the listing receive an amount of bids totaling the amount of the Borrower’s requested loan. Lenders “bid” the amount they are willing to commit to the purchase of a loan to the Borrower and the minimum interest rate they are willing to receive. Lenders must have funds in the amount of the bid on deposit in the Prosper Funding Account (described below), and the funds must remain on deposit for as long as the bid is a “winning” bid on the listing. Lender bids become “winning” bids if such bids are in the group of bids that total the amount of the requested loan and have the lowest interest rate among all bids placed against the listing. Once a bid is made by a Lender, it is irrevocable.

Types of Bids. You can bid selectively by browsing through listings and placing a bid on the listing or listings that you choose. You can also bid by making a “standing order” by indicating the aggregate amount of funds to be bid on listings that meet specified borrower criteria, the maximum amount that may be bid on one borrower listing, the minimum interest rate you are willing to receive, and the specific borrower criteria such as his or her credit grade, credit characteristics, group affiliation or debt-to-income ratio. You may have more than one standing order in place at one time, and you may bid selectively while one or more standing orders are in place.

Availability of Funds. At the time you place a bid you must have funds on deposit with Prosper (“Funds”) in at least the amount of your bid, and you are not permitted to withdraw those Funds for so long as your bid is “winning” as described in Section 3 below. Your Funds will be placed in an FDIC-insured non-interest bearing account at Wells Fargo Bank, N. A. (the “Prosper Funding Account”) separate from Prosper’s own funds.  At the time you register as a Lender, you must provide your deposit account information to facilitate electronic transfers of Funds to and from the Prosper Funding Account and your deposit account. You will not earn interest on Funds in the Prosper Funding Account. All of your Funds in the Prosper Funding Account that are not committed to winning bids are available for further bidding. You may at any time request that your uncommitted Funds in the Prosper Funding Account be returned to you, in which case Prosper will promptly return the remaining Funds to your deposit account.

Your Loan Purchase Commitment. Whether you bid selectively or by placing a standing order, each bid you post on the Prosper website is a commitment and promise to purchase each Note that results from all or a portion of your bid being matched with the listing you select or with the listing or listings meeting the criteria specified in your standing order. Once you place a bid, you may not cancel or withdraw the bid or reduce the amount of the bid, to the extent your bid has been matched with one or more listings.

AT THE TIME YOU SUBMIT A BID ON A LISTING, YOU ARE COMMITTING TO PURCHASE THE NOTE THAT RESULTS FROM ALL OR A PORTION OF YOUR BID BEING MATCHED WITH THAT LISTING. AT THE TIME YOU SUBMIT A STANDING ORDER, YOU ARE COMMITTING TO PURCHASE EACH NOTE THAT RESULTS FROM BIDS BEING PLACED ON YOUR BEHALF ON BORROWER LISTINGS MEETING THE CRITERIA SPECIFIED IN YOUR STANDING ORDER.

Limits on Bids. Lenders may bid the entire amount of the loan being requested, or may bid a lesser amount, subject to a minimum bid amount of $50. If you make a standing order, you can achieve risk diversification by designing your standing order to bid your available Funds in increments as low as $50 and designating in your standing order that the incremental amount is the maximum amount that may be bid on any one listing. The aggregate amount of all of your bids, when added to the amount outstanding on all of your Prosper Notes, must not exceed five million dollars ($5,000,000) for individual Lenders, or fifty million dollars ($50,000,000) for corporate or institutional Lenders. Subject to these dollar limits, there is no limit on the amount of Funds you may commit to bids on listings.

YOU AGREE THAT WHEN MAKING BIDS YOU WILL NOT DISCRIMINATE AGAINST ANY BORROWER OR GROUP ON THE BASIS OF RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, MARITAL STATUS, AGE, SEXUAL ORIENTATION, MILITARY STATUS, THE BORROWER’S SOURCE OF INCOME, OR ANY OTHER BASIS PROHIBITED BY AN APPLICABLE FEDERAL, STATE OR LOCAL FAIR LENDING LAW, INCLUDING WITHOUT LIMITATION THE EQUAL CREDIT OPPORTUNITY ACT.

3.  Matching of Bids and Listings.

a. When you bid on a listing, you must bid an amount equal to or less than the current auction interest rate for the listing in order for all or portion of your bid to be matched with the listing. If you bid by making a standing order, Prosper’s auction platform will automatically match your bids with any borrower listings that offer an interest rate higher than your minimum acceptable interest rate, and otherwise meet your designated criteria. Borrower listings with the highest current auction interest rates above your minimum interest rate will be matched first, and thereafter your bid will be matched to borrower listings with incrementally lower current auction interest rates (but still at or above your minimum acceptable interest rate) until all of your Funds committed to the standing order are placed.

b. When you place a bid on a listing, your bid will be compared to other Lender bids placed against the listing, and will be considered to be “winning” to the extent the interest rate specified in your bid is (i) lower than existing bids against the listing, or (ii) equal to existing bids against the listing, provided the listing has not already received a bid or bids totaling the full amount of the borrower’s requested loan. Your bid remains outstanding on a listing until you are outbid, or until the listing is withdrawn by the borrower or removed by Prosper in accordance with Section 9 below. If you are outbid, or if the listing is withdrawn or removed, your bid will be cancelled, and your Funds that were committed to your bid will be available for further bidding.

c. If a listing gets a bid or bids in an amount totaling the amount of the borrower’s requested loan, the bids that are winning bids at the time the listing expires are matched with the listing, and Prosper will make a loan in the requested loan amount to the borrower who posted the listing, subject to Prosper’s right to verify information as described in Section 9 below. Each loan to the borrower is made from Prosper’s own funds, and will be evidenced by a Note or Notes, in the form set forth on the attached Exhibit A, naming Prosper as the payee, in the amount of each winning bid on the listing. On the day following the date loan proceeds are disbursed to the borrower, a Note in the amount of each winning bidder’s bid will be sold and assigned to the winning bidder in accordance with Section 5 below, and Funds of each winning bidder in the amount of the bid will be transferred from the bidder’s Prosper Funding Account to Prosper. By making a bid, you agree that if you are the winning bidder or are among the winning bidders on a listing that results in a loan, you will purchase a Note in the amount of your winning bid.

d. Prosper does not warrant or guaranty that your bids will be matched with any listings. In the event some, but not all, of the Funds you bid are matched with a listing, you are committed to purchasing the Note that results from the portion of your Funds being matched with the listing, and the remainder of your Funds (i.e., the unmatched Funds) will remain in your Prosper Funding Account, available for further bidding.

e. To safeguard your privacy rights and those of your borrowers, on all Notes evidencing Prosper loans, the identity and address of the borrower will be shielded from your view, and your identity as the purchaser and owner of Notes will be shielded from the borrowers. Only the borrower’s Prosper user name will appear on listings and Notes for you to see, and only your Prosper user name will appear with your bids.

4.  Multiple Lenders.  A borrower’s listing may be matched with more than one bid, and therefore you may be one of several Lenders who purchase a Note resulting from multiple bids being matched with a listing. In these instances, your Note is separate and distinct from the Notes of the other Lenders, and is enforceable in accordance with its terms.

5.  Sale and Servicing of Notes.

Purchase and Sale of Notes. Prosper agrees to sell and you agree to purchase, from time to time, without recourse, all Notes resulting from the matching of your bids with listings on the Prosper marketplace. Prosper agrees that after making loans to borrowers evidenced by such Notes, Prosper will sell, transfer, assign, set over and convey to you, and you will purchase, all of

Prosper’s right, title and interest in and to the Notes; provided, however, that Prosper will retain the Servicing Rights (as defined below) with respect to the loans. Although Prosper will retain the Servicing Rights to all loans, you will hold title to, and ownership of, the Notes until the Notes are paid in full or sold as provided in Section 6.f below. You may not sell, transfer, assign, set over and convey your right, title and interest in and to the Notes except through the Prosper website and only in accordance with the Prosper Terms and Conditions, or as otherwise provided for in this Agreement. Prosper undertakes to establish and maintain a platform as part of its website pursuant to which outstanding Notes may be offered for sale to other registered Lenders on the platform, but Prosper assumes no obligation to assure the availability of any such platform. During the time you own the Notes you are entitled to all payments of principal, interest and late fees received from borrowers on the Notes, subject to servicing compensation and collection expenses as provided in this Agreement.

Servicing Rights. The Servicing Rights retained by Prosper include: (a) any and all rights to service the Notes; (b) any payments to or monies received by Prosper for servicing the Notes; (c) any returned check fees, fees incurred as a result of failed automated loan payments or returned checks or bank drafts due to insufficient funds in a borrower’s account or for other reasons (“NSF fees”), penalties or similar servicing costs incurred with respect to the Notes; (d) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of Prosper under those agreements or documents; (e) all accounts and other rights to payment related to the Notes; and (f) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Notes or pertaining to the past, present or prospective servicing of the Notes (collectively, “Servicing Rights”). Prosper acknowledges that you are relying upon Prosper’s servicing facilities, personnel, records, processes, procedures and infrastructure to administer the sale and servicing of the Notes, and consequently, except as described in this Agreement, Prosper shall not assign the servicing rights to any third party nor resign from the obligations and duties hereby imposed on it except upon the merger, conversion, consolidation, or sale or other disposition of all or substantially all of Prosper’s business or assets. Prosper may, however, utilize subcontractors or other third parties to perform some or all of the servicing duties and functions, provided that servicing is performed in accordance with the servicing standard set forth in the following paragraph. If for any reason Prosper is unable to service your Notes, Prosper will assign and transfer the Servicing Rights to an unaffiliated third party loan servicer with at least three (3) years’ experience servicing receivables similar to the Notes. If Prosper fails or becomes insolvent and is unable to assign the Servicing Rights to a suitable third party loan servicer, Prosper will assign and transfer the Servicing Rights to P2P Servicing LLC, an entity to be managed by employees of Prosper experienced in the Platform’s operations to provide back-up loan servicing for the remaining term of the Notes.

Servicing Standard.  Prosper, as independent contractor servicer, shall service and administer the Notes in accordance with their terms and provisions, applicable law and the terms and provisions of this Agreement. In servicing the Notes, Prosper shall use the same care, skill, prudence and diligence with which prudent lending institutions service similar assets, and Prosper shall seek to maximize the timely recovery of principal and interest on the Notes. Prosper shall have full power and authority to do or cause to be done any and all things that it may reasonably deem necessary or desirable in connection with such servicing and administration of the Notes on your behalf, and you agree to cooperate with Prosper in the performance of its servicing and other obligations under this Agreement. However, Prosper shall not permit any modification with respect to any Note that would change the interest rate, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance, or change the final maturity date on the Note.

Servicing Compensation.  As compensation for servicing the Notes, Prosper shall be entitled to retain from monthly payments on the Notes a servicing fee (the “Servicing Fee”). The current Servicing Fee amounts are posted in the Prosper Fees section of the Prosper website, and are subject to change by Prosper at any time without notice. The Servicing Fee on each of your Notes will be the amount of the Servicing Fee in effect at the time the loan evidenced by your Note is made, and will remain unchanged for the term of the Notes. With respect to each Note you purchase from Prosper, the Servicing Fee is payable only upon Prosper’s receipt of the full monthly payment from the borrower on such loan no later than thirty (30) days after the due date of the payment. Prosper shall retain as additional servicing compensation, NSF fees and similar fees, except for late charges, which will be paid to you. Prosper shall also retain as additional servicing compensation additional amounts payable by borrowers in respect of the discount foregone by borrowers as a result of the borrower’s withdrawal of authorization or other termination of authority for loan payments to be made by automatic withdrawals, as provided in Paragraph 7 of the Note.

Servicing Account.  Borrowers agree to make loan payments by automated withdrawals directly from the borrower’s designated account, or by bank drafts drawn on the account, into a collection account maintained by Prosper for your benefit (the “Servicing Account”). Loan payments made in another manner will be deposited into the Servicing Account upon receipt. No interest will accrue on funds in the Servicing Account. You agree to provide Prosper with account information and authorization to enable Prosper to make automated transfers of funds directly from the Servicing Account into your designated account. All immediately available collections of principal, interest and late fees, less fees incurred as a result of failed automated loan payments, group leaders’ Finder’s Payment Rewards (as discussed below) and our Servicing Fee deducted from each loan payment, will be delivered via automated transfer from the Servicing Account into your designated account at the end of each business day. Prosper will maintain electronic records of loan disbursements and borrowers’ payments.

Reporting.  Prosper will administer your Lender account and provide you with monthly statements in electronic format reflecting payments received on your Notes, itemizing any fees or charges incurred, and our Servicing Fees. Prosper will report loan payments and delinquencies to the credit reporting agencies without displaying your identity as the owner of the Note.

Servicing Indemnification. Prosper will indemnify and hold you harmless from any claims, losses, damages or penalties that you may sustain in any way related to Prosper’s failure to perform its duties and service the Notes in compliance with the terms of this Agreement and applicable law. Notwithstanding the foregoing, neither Prosper nor any of Prosper’s officers, employees or agents shall be liable to you for any reasonable action taken or for refraining from the taking of any reasonable action in good faith pursuant to this Agreement, or for reasonable errors in judgment made in good faith. If a claim is made by a third party with respect to Prosper’s servicing obligations under this Agreement, Prosper will assume the defense of any such claim and pay all expenses in connection with any such claim.

6.  Collection of Delinquent Loans.  As part of the registration process, you will be asked, among other things, to select from among two or more unaffiliated collection agencies and designate which collection agency Prosper is to use in the event a borrower fails to make payments when due under a Note. In the event a monthly payment on a Note is not received on or before the due date for the payment, you agree that in servicing such Note Prosper will take the following steps:

a. During the first ten days after the due date, Prosper will do the following:

(1)          Contact and remind the borrower of his or her obligation to make the payment; and

(2)          Prosper will make a second attempt to complete an automated withdrawal from the borrower’s account to make the delinquent payment; if payments are to be made by bank draft, the draft will be redeposited.

b. When a payment becomes fifteen (15) days past due, Prosper will notify the borrower’s group leader of the delinquent payment. Prosper will continue to contact and remind the borrower of his or her obligation to make the payment.

c. When a payment becomes thirty (30) days past due, Prosper will assign the loan account to the collection agency you selected at the time of registration. If there are multiple Lenders on a loan to a borrower, and one or more of the other Lenders selects a collection agency different from the one you selected, you agree that Prosper will use the selected collection agency common to the Lender or Lenders who have the greatest ownership interest in the loan. In the event of a tie among the Lenders as to their choice of a collection agency, the agency will be selected at random by Prosper. The borrower’s identity, contact information and other personally identifiable information will be provided to the collection agency to which the delinquent Note is assigned for collection, but you will not be provided with any such borrower information.

d. Upon receipt of the account, the collection agency will attempt to collect the delinquent amount and have the borrower bring the account current as soon as possible. The collection agency is not authorized to forgive any amount owing, permit any modification with respect to any Note that would change the interest rate, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance, or change the final maturity date on any Note.

e. The collection agency will receive a percentage of any amounts collected by the agency, and the collection agency’s percentage share will be deducted from the delinquent payments collected by the agency. At any time a Note is more than thirty (30) days past due, the group leader’s compensation in the form of Finder’s Payment Rewards (if any) relating to the loan evidenced by the Note is suspended, and the portion of the loan payment that would otherwise accrue to the group leader is reallocated and paid to you.  The collection agency will deposit the net amounts collected into the Servicing Account for the benefit of you and the other Lenders as applicable.

f. Except in the case of borrower bankruptcy, Notes that become over 120 days past due are charged off and offered for sale to an unaffiliated debt buyer authorized and willing to purchase consumer loans. You authorize Prosper to offer for sale and sell your Notes that become over 120 days past due to a debt buyer in accordance with this Section. Because debt purchasers buy many past-due Notes at once, Notes that are in default might not be offered for sale at the point at which they are exactly 120 days past due, but may remain unsold for some period after they are 120 days past due. Collection efforts will continue until the Note is actually sold to a debt purchaser. Proceeds, if any, from the sale of your Notes, less expenses of sale, will be paid to you. No portion of the proceeds of a defaulted Note sale will be paid to any group leader. PROSPER DOES NOT GUARANTEE THAT A NOTE WILL BE SOLD AT A DEBT SALE, OR THAT YOU WILL RECEIVE ANY PROCEEDS FROM A DEBT SALE OF YOUR NOTE.

g. Late fees and NSF fees will be charged after any required grace period, to the extent such fees are authorized or permitted by the promissory note and applicable law. In the event your Note is sold at a debt sale, any accrued but unpaid NSF fees on the loan that would otherwise be retained by Prosper will be waived so that as much of the debt sale proceeds as possible can be recovered by you.

h. If Prosper receives notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, no further automated debit transfers or bank drafts for payment of monthly loan payments will be initiated, and any collection activity on the account will cease.  If requested by the bankruptcy court, Prosper will file a proof of claim with the bankruptcy court in the amount of the total outstanding balance owed on the borrower’s loan as of the date the bankruptcy petition is filed. Prosper will forward any amounts received on a loan in bankruptcy to the Lenders who own the Notes on a pro rata basis. Notes of Borrowers that are in bankruptcy will not be offered for sale to a debt buyer and will be charged off.

You agree that the foregoing collection process shall be the exclusive method of servicing and collecting delinquent Notes.

7.  Representations and Warranties as to Notes Sold.  Prosper makes the following representations and warranties to you that, with respect to each Note sold to you under this Agreement, as of the date the Note is sold, assigned and transferred to you:

a. Prosper complied in all material respects with applicable federal, state and local laws, including usury, truth-in-lending, equal credit opportunity, fair credit reporting, licensing or other similar laws, in originating the loan evidenced by the Note.

b. The proceeds of the loan evidenced by the Note sold have been fully disbursed to the borrower or the borrower’s designated payee by Prosper from its own funds prior to your purchase of the Note.

c. Prosper has made commercially reasonable efforts to authenticate and verify the identity of the borrower on the loan evidenced by the Note. Based on such authentication and verification, to the best of Prosper’s knowledge: (i) the borrower had full legal capacity to execute and deliver the Note, and (ii) each Note sold to you by Prosper is the legal, valid and binding obligation of the borrower, and is enforceable in accordance with its terms.

d. In the event of a material default under a Note you purchase from Prosper under this Agreement that is the result of verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Note for the remaining unpaid principal balance. The determination of whether verifiable identity theft has occurred shall be in Prosper’s sole discretion. Prosper shall not be required to repurchase a Note under this subsection until such Note is at least 120 days past-due, provided, however, that Prosper may in it’s sole discretion elect to repurchase a Note at an earlier time.

8.  Remedies; Cure and Repurchase of Loans.  In the event of a breach by Prosper of any of the foregoing representations and warranties that materially and adversely affects your interest in a Note sold to you under this Agreement, Prosper shall either (i) cure the defect in the Note, if the defect  is susceptible to cure, (ii) repurchase the Note from you, or (iii) indemnify and hold you harmless against all losses (including losses resulting from the delinquency or nonpayment of the loan), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense that arising as a result of the defect in the Note. The decision whether a defective Note is susceptible to cure, or whether Prosper shall cure or repurchase a Note or indemnify you with respect to the Note, shall be in Prosper’s sole discretion. Upon discovery by Prosper of any such breach of the foregoing representations and warranties, Prosper shall give you notice of the breach, and of Prosper’s election to cure or repurchase the Note, no later than ninety (90) days after our discovery of the breach. In the event Prosper repurchases a Note, Prosper will pay you a repurchase price equal to the outstanding principal balance of the Note as of the date of repurchase, plus any accrued but unpaid interest on the principal balance as of the date of repurchase at interest rate set forth in the Promissory Note; provided, however, that (i) in the event Prosper repurchases a Note within three (3) days of disbursement of loan proceeds to the borrower, no interest will be deemed to have accrued, and therefore no interest will be paid to you, and (ii) in the event Prosper repurchases a Note due to identity theft as provided in Section 7.d above, no interest will be paid to you. The repurchase price will be paid to you by remittance into the Prosper Funding Account, and those funds will be available to you for further bidding. Upon any such repurchase, the Note shall be transferred and assigned by you to Prosper, in each case without recourse, and Prosper in its capacity as servicer of the Note on your behalf shall execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note to Prosper. Upon repurchase of a Note, Prosper may exercise any remedies authorized or permitted under the Note and applicable law. Prosper’s obligation to cure or repurchase a Note or indemnify you for a defective Note pursuant to this Section is your sole remedy with respect to a breach of Prosper’s representations and warranties set forth in Section 7 above.

 9.  Prosper’s Right to Verify Information and Cancel Funding.

a. Prosper reserves the right to verify the accuracy of all information provided by borrowers, Lenders and group leaders in connection with listings, bids and loans. Prosper also reserves the right to determine in its reasonable discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement between Prosper and such user.  Prosper may conduct its review at any time — before, during or after the posting of a listing, or before or after the funding of a loan. You agree to respond promptly to Prosper’s requests for information in connection with your bid, accounts, or your registration with Prosper.

b. In the event Prosper, prior to funding a loan to a borrower, reasonably determines that a listing, or a bid for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower’s income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement, Prosper may refuse to post the listing or, if the listing has already been posted, remove the listing from the Prosper marketplace and cancel all bids against the listing.

c. If, after a loan is funded, Prosper makes such a determination of irregularity with regard to the listing that resulted in the loan, a bid for the listing, or a loan resulting from the listing, Prosper may, in its discretion, exercise its remedies of indemnification or cure or repurchase of the Note evidencing the loan as provided under Section 8 above.

d. When a listing ends or expires with a bid or bids totaling the amount of a borrower’s requested loan, Prosper may conduct a “pre-funding” review prior to funding of the loan. Loan funding occurs when Prosper disburses loan proceeds into the borrower’s designated deposit account. Prosper may, at any time and in its sole discretion, delay funding of a loan in order to enable Prosper to verify the accuracy of information provided by borrowers, Lenders and group leaders in connection with the listing or bids against the listing, and to determine whether there are any irregularities with respect to the listing or the bids against the listing. Prosper may cancel or proceed with funding the loan, depending on the results of Prosper’s pre-funding review. If funding is cancelled, the listing will be removed from the Prosper marketplace and all bids against the listing will be cancelled, and each bidder’s funds will be returned to the Prosper Funding Account, available for further bidding. In the event Prosper cancels funding of a loan, Prosper will notify the borrower, group leader (if any), and all bidders for the listing of Prosper’s determination to cancel funding of the loan.

e. In most instances, Prosper does not verify the income, employment and occupation or other information provided by borrowers in listings. The borrower’s income, employment and occupation are self-reported, and the borrower’s non-housing debt-to-income ratio is determined by Prosper from a combination of the borrower’s self-reported income and information from the borrower’s credit report. The credit data that appears in listings is taken directly from a credit report obtained on the borrower from a credit reporting agency, without any review or verification by Prosper. Prosper does not verify any statements by borrowers as to how loan proceeds are to be used and does not confirm after loan funding how loan proceeds were used.  In most instances homeownership status is derived from the borrower’s credit report, but is not verified by Prosper; if the report reflects an active mortgage loan, the borrower is presumed to be a homeowner. In connection with Prosper’s identity and anti-fraud verification of borrowers, Prosper verifies the borrower’s deposit account to determine that the borrower is the holder of record of the account.

10.  No Guarantee of Returns or Payments.

A. PROSPER DOES NOT WARRANT OR GUARANTEE THAT YOU WILL RECEIVE ANY RATE OF RETURN, OR ANY MINIMUM AMOUNT OF PRINCIPAL OR INTEREST ON ANY NOTE, OR ANY PRINCIPAL OR INTEREST AT ALL. THE AMOUNT YOU RECEIVE ON YOUR NOTES IS WHOLLY DEPENDENT UPON THE BORROWERS’ PAYMENT PERFORMANCE UNDER THE PROMISSORY NOTES EVIDENCING THE LOANS. PROSPER DOES NOT GUARANTEE ANY LOANS OBTAINED THROUGH THE PROSPER WEBSITE AND DOES NOT ACT AS A GUARANTOR OF ANY LOAN PAYMENT OR PAYMENTS BY ANY PROSPER BORROWER.

B. YOU FURTHER UNDERSTAND AND ACKNOWLEDGE THAT BORROWERS MAY DEFAULT ON YOUR NOTES, AND THAT SUCH DEFAULTS MAY NEGATIVELY AFFECT THE AMOUNT OF PRINCIPAL AND INTEREST YOU RECEIVE ON YOUR NOTES.

11.  Restrictions on Use. Except as provided in Section 12 below, you are not authorized or permitted to use Prosper to bid or purchase Notes for someone other than yourself. You must be the owner of the deposit account you designate for electronic transfers of funds, with sole authority to direct that funds be transferred to or from the account. Although you are registering as a Lender, you may also register and participate in the Prosper marketplace as a borrower or a group leader. You may bid on listings of any registered Prosper borrowers. If you choose to become a member of a group, whether as a borrower or a group leader, you may bid on listings of members of your group. Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the Prosper web site or marketplace.

12.  Authority. You warrant and represent that you have the legal competence and capacity to execute and perform this Agreement. If you are entering into this Agreement on behalf of a corporation, partnership, limited liability company or other entity (“institution”), you warrant and represent that (i) you have all necessary power and authority to execute and perform this Agreement on such institution’s behalf; (ii) the execution and performance of this Agreement will not violate any provision in the institution’s charter documents, by-laws, indenture of trust or partnership agreement, or other constituent agreement or instrument governing the formation or administration of your institution; and (iii) the execution and performance of this Agreement will not constitute or result in a breach or default under, or conflict with, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking to which the institution is a party or by which it is bound.

13.  Acknowledgement of Group Leader Compensation; Endorsements from Prosper Friends.

Group Leader Compensation. Many borrowers who participate in the Prosper marketplace do so by joining a group headed by a group leader. Group leaders invite prospective borrowers to the Prosper marketplace and display their groups on the Prosper website. Group leaders do not guarantee payments on any Note, and an endorsement of a listing from a borrower’s group leader does not obligate the group leader to guarantee or make any payments on any Note. With respect to certain loans resulting from listings that were posted prior to September 13, 2007, group leaders may receive compensation in the form of a Finder’s Payment Reward equal to a percentage of the interest portion of the monthly loan payments made on loans originated through the Prosper marketplace. With respect to loans for which Finder’s Payment Rewards are payable to group leaders, the following provisions apply.

a. You acknowledge that the group leader on certain loans that resulted from listings that were posted prior to September 13, 2007 may receive a percentage of the interest portion of each monthly loan payment made by each borrower on your Notes, provided that no loan payment is more than thirty (30) days past due. The portion of each loan payment the group leader will receive depends on the credit grade of the borrower, and is established at the time of creation of the listing that resulted in the loan to the borrower, and remains unchanged for the life of the loan.

b. The group leader will not receive any Finder’s Payment Reward at a time when any payment on a Note is more than thirty (30) days past due. With respect to loan payments received by Prosper on a Note that is more than thirty (30) days past due, Prosper will pay you, rather than the group leader, the entire amount of principal and interest received on such Note. If a Note that is more than thirty (30) days past due later becomes current in its payments, the group leader will resume receiving the portion of the monthly payment that represents the Finder’s Payment Reward for as long as the Note remains current.

c. The Finder’s Payment Reward is added onto the interest rate you agreed to accept in your winning bid. For example, if the Finder’s Payment Reward on a loan evidenced by one of your Notes is 2.00%, and your winning bid on the listing that resulted in the loan was 8.00%, the interest rate on the Note evidencing the loan will be 10.00% (8.00% plus 2.00%). The borrower will pay 10.00% interest; you will be entitled to receive 8.00% of the 10.00% (less the cost of the Servicing Fee and other authorized servicing compensation), and the group leader would receive 2.00% of the 10.00% interest, provided that the Note is not more than 30 days past due.

d. You have no right under this Agreement or the Prosper Terms and Conditions to bring any legal action against any Prosper group leader, or against any other person, to collect any Finder’s Payment Reward. You are not a third party beneficiary of, and you have no rights as a third party beneficiary under, any agreement between Prosper and any borrower, group leader or other Prosper Lender.

                Endorsements from Prosper Friends. Prosper allows borrowers to create a network of Prosper friends, and obtain endorsements of listings from one or more of the borrower’s designated Prosper friends. Endorsements from the borrowers’ Prosper friends are displayed with borrower’s listings. Prosper friends do not guarantee payments on any Note, and an endorsement of a listing from a borrower’s Prosper friend does not obligate the individual making the endorsement to guarantee or make any payments on any Note.

14.  Prohibited Activities. You agree that you will not do the following, in connection with any listings, bids, loans or other transactions involving or potentially involving Prosper:

a. Represent yourself to any person, as a representative, employee, or agent of Prosper, or purport to speak to any person on behalf of Prosper;

b. Charge, or attempt to charge, any Prosper borrower any fee in exchange for your agreement to bid on a borrower’s listing, or propose or agree to accept any fee, bonus, additional interest, kickback or thing of value of any kind, in exchange for your agreement to bid on a borrower’s listing;

c. Engage in any activities that require a license as a loan broker, credit services organization, credit counselor, credit repair organization, lender or other regulated entity, including but not limited to soliciting loans or loan applications, quoting loan terms and rates, counseling borrowers on credit issues or loan options, in connection with any Prosper loan;

d. Take any action on your own to collect, or attempt to collect, any amount from any borrower on any of your Notes, or engage in any activities that require a license as a loan servicer, debt collector, or credit counselor, including but not limited to collection calls or correspondence, and receipt of payments, with regard to any of your Notes;

e. Bring a lawsuit or other legal proceeding against any borrower on any or your Notes;

f. Contact borrowers on any of your Notes without the borrower’s consent;

g. Contact any collection agency or law firm to which your Note has been referred for collection;

h. Include or display any personally identifying information, including, without limitation, name, address, phone number, email address, Social Security number or driver’s license number, or bank account or credit card numbers of any Prosper member on your Prosper member web page, or elsewhere on the Prosper website;

i. Contact a borrower, group leader or Prosper friend or take any action to collect, or attempt to collect, any amount from any group leader, any of the borrower’s Prosper friends or any individual that provided an endorsement of a listing relating to any of your Notes, or take any action that directly or indirectly suggests that any borrower’s Prosper friend is obligated in any way on a Note; or

j. Violate any applicable federal, state or local laws, including but not limited to, the Equal Credit Opportunity Act and other fair lending laws, Truth in Lending Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Federal Trade Commission Act, federal or state consumer privacy laws, state usury or loan fee statutes, state licensing laws, or state unfair and deceptive trade practices statutes.

15.  Termination of Registration.  Prosper may in its sole discretion, with or without cause, terminate this Agreement by giving you notice as provided below. In addition, upon our reasonable determination that you committed fraud or made a material misrepresentation in connection with a listing, bid or loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) suspend your right to bid or otherwise participate in the Prosper marketplace; (ii) terminate this Agreement and your registration with Prosper. Upon termination of this Agreement and your registration with Prosper, any bids you have placed on the Prosper website shall terminate, and will be removed from the Prosper website immediately. Any Notes you purchase from Prosper prior to the effective date of termination resulting from bids you have placed on the Prosper website shall remain in full force and effect in accordance with their terms, subject to repurchase, indemnification or cure as provided in Section 8 above.

16.  Indemnification.  In addition to your indemnification obligations set forth in Prosper’s Terms and Conditions, you agree to indemnify, defend, protect and hold harmless Prosper and its officers, directors, shareholders, employees and agents against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise, (i) resulting from any material breach of any obligation you undertake in this

Agreement, including but not limited to your obligation to comply with any applicable laws; (ii) relating to the contents of your Prosper member web page, your own website or your business; (iii) resulting from your acts, omissions and representations (and those of your employees, agents or representatives) relating to Prosper; or (iv) asserted by third parties against Prosper alleging that the trademarks, trade names, logos or branding you use, display or advertise infringes upon the intellectual property rights of any such third party. Your obligation to indemnify Prosper shall survive termination of this Agreement, regardless of the reason for termination.

17.  Prosper’s Right to Modify Terms.  Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions; provided, however, that Prosper does not have the right to change any term or provision of a Note you purchase from Prosper under this Agreement except as authorized in the Promissory Note. Prosper will give you notice, which may be by email or in the form of a posting on the Prosper website, of material changes to this Agreement, or the Prosper Terms and Conditions. You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors. This Agreement, along with the Prosper Terms and Conditions, represent the entire agreement between you and Prosper regarding your participation as a Lender in the Prosper credit marketplace, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a Lender with Prosper.

18.  Member Web Page Display and Content.  You may, but are not required to, maintain a “Prosper member web page” on the Prosper website, where you can post photos, content, logos or links to websites. If you elect to do so, you authorize Prosper to display on the Prosper website all such material you provide to Prosper. Any material you display on your member page must conform to the Prosper Terms and Conditions, as amended from time to time, and must not (i) infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.

19.  Notices.  All notices and other communications hereunder shall be given by email to your registered email address, and shall be deemed to have been duly given and effective upon transmission. If your registered email address changes, you must notify Prosper by sending an email to support@prosper.com or calling (800) 208-0103. You also agree to update your registered residence address on the Prosper website if you change your residence.

20.  No Warranties.  EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

21.  Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

22.  Miscellaneous. You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper’s prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by the laws of the State of California. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach.  Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect.

EXHIBIT A

PROMISSORY NOTE

Borrower Address:

1.  Promise to Pay.  In return for a loan I have received, I promise to pay to the order of Prosper Marketplace, Inc. (“you”) the principal sum of                      Dollars ($                 ), together with interest thereon commencing on the date of funding at the rate of               percent (      %) per annum simple interest. I understand that references in this Note to you shall also include any person to whom you transfer this Note.

2.  Payments.  This Note is payable in 36 monthly installments of $                 each, consisting of principal and interest, commencing on the              day of                 , and continuing until the final payment date of                      , which is the maturity date of this Note. The final payment shall consist of the then remaining principal, unpaid accrued interest and other charges due under this Note.  All payments will be applied first to any late charges then due, then to any unpaid fees incurred as a result of failed automated payments or returned checks or bank drafts as provided in Paragraph 11, then to interest then due and then to principal. No unpaid interest or charges will be added to principal.

3.  Interest.  Interest will be charged on unpaid principal until the full amount of principal has been paid.  Interest under this Note will accrue daily, on the basis of a 365-day year. If payments are made on time, my final payment will be in the amount of a regular monthly payment. If payments are paid late, a greater portion of the payment will be applied to accrued interest, a lesser portion (if any) will be applied to principal reduction, and the loan will not amortize as originally scheduled, resulting in a higher final payment amount. The interest rate I will pay will be the rate I will pay both before and after any default.

4.  Late Charge.  If the full amount of any monthly payment is not made by the end of fifteen (15) calendar days after its due date, I will pay you a late charge of                     . I will pay this late charge promptly but only once on each late payment.

5.  Waiver of Defenses.  Except as otherwise provided in this Note, you are not responsible or liable to me for the quality, safety, legality, or any other aspect of any property or services purchased with the proceeds of the loan.  If I have a dispute with any person from whom I have purchased such property or services, I agree to settle the dispute directly with that person.

6.  Certification; Exception to Waiver.  I certify that, to my knowledge, the proceeds of this loan will not be applied in whole or part to purchase property or services from any person to whom any interest this loan may be assigned. If, notwithstanding the preceding sentence, any person from whom I have purchased such property acquires any interest in this loan, then Paragraph 5 will not apply to the extent of that person’s interest, even if that person later assigns that person’s interest to another person.

7. Method of Payment.  I will pay the principal, interest, and any late charges or other fees on this loan when due. Those amounts are called “payments” in this Note.  To ensure that my payments are processed in a timely and efficient manner, you have given me the choice of making my monthly payments (i) by automated withdrawal from an account that I designate using an automated clearinghouse (ACH) or other electronic fund transfer, or (ii) by bank drafts drawn by you on my behalf on my account each month; and I have chosen one of these methods. If I close my account or if my account changes or is otherwise inaccessible such that you are unable to withdraw my payments from that account or draw bank drafts on the account, I will notify you at least three (3) days prior to any such closure, change or inaccessibility of my account, and authorize you to withdraw my payments from, or draw bank drafts on, another account that I designate.

With regard to payments made by automatic withdrawals from my account, I have the right to (i) stop payment of a preauthorized automatic withdrawal, or (ii) revoke my prior authorization for automatic withdrawals with regard to all further loan payments, by notifying the financial institution where my account is held, orally or in writing at least three (3) business days before the scheduled date of the transfer. I agree to notify you in writing, at least three (3) business days before the scheduled date of the transfer, of the exercise of my right to stop a payment or to revoke my prior authorization for further automatic withdrawals.

I understand that if I have elected to have my payments made by automatic withdrawals from my account:

                    a. The interest rate set forth in this Note, and the Annual Percentage Rate and related disclosures set forth in my Truth-in-Lending Disclosure Statement include the one percent (1.00%) reduction in my interest rate (the “Preferred Rate”) that I received as an incentive to make my payments by preauthorized automatic withdrawals.

                    b. I will no longer be eligible for the Preferred Rate, and I must make my monthly payments using bank drafts drawn by you on my behalf on my account each month, if (i) I withdraw my authorization to make payments by automatic withdrawals, (ii) I cancel or close my account without establishing a new account at least three (3) days before the next monthly payment due date, or (iii) on two occasions during the term of this Note, my entire monthly payment cannot be made by automatic withdrawal  from my account on the due date because of insufficient funds in the account, or for any other reason (other than an error by you).

                    c. If I become ineligible for the Preferred Rate, you have the right to add one percent (1.00%) to the interest rate on this Note. If you exercise this right, the increased interest rate will become effective on the due date of the next monthly payment due under this Note, and will continue for the remainder of the term of the Note. The increase in the interest rate on my Note will result in a higher monthly payment amount, equal to the amount that would be sufficient to repay in full the unpaid principal I owe as of the effective date of the increased interest rate, on the maturity date at the increased interest rate in substantially equal monthly payments. I must pay the higher monthly payment amount beginning on the first monthly payment due date after the increased interest rate becomes effective.

                    d. I understand that if the interest rate on my Note is increased as set forth in this Paragraph, the Preferred Rate will not be reinstated for any reason, even if I continue making my payments by automatic withdrawals.

8.  Default and Remedies. If I fail to make any payment when due in the manner required by Paragraph 7, or if receivership or insolvency proceedings or any assignment for the benefit of creditors is instituted by or against me; I die, I fail to keep any promise or meet any other obligations in this Note, or I make a material misrepresentation in connection with my loan, you may at your option accelerate the maturity of this Note and declare all principal, interest and other charges due under this Note immediately due and payable. If you exercise the remedy of acceleration you will not do so until one or more payments under this Note is at least 120 days past due, and you will give me at least 30 days prior notice of acceleration; provided, however, that if my default is the result of a material misrepresentation you do not need to wait until one or more payments is past due, and you do not need to give me any prior notice of acceleration.

9.  Prepayments.  I may prepay this loan in full or in part at any time without penalty.

10.  Waivers.  You may accept late payments or partial payments, even though marked “paid in full,” without losing any rights under this Note, and you may delay enforcing any of your rights under this Note without losing them. You do not have to (a) demand payment of amounts due (known as “presentment”), (b) give notice that amounts due have not been paid (known as “notice of dishonor”), or (c) obtain an official certification of nonpayment (known as “protest”). I hereby waive presentment, notice of dishonor and protest. Even if, at a time when I am in default, you do not require me to pay immediately in full as described above, you will still have the right to do so if I am in default at a later time. Neither your failure to exercise any of your rights, nor your delay in enforcing or exercising any of your rights, will waive those rights.  Furthermore, if you waive any right under this Note on one occasion, that waiver will not operate as a waiver as to any other occasion.

11. Insufficient Funds Charge. If I attempt to make a monthly payment, whether by check or bank draft or by automated withdrawal from my designated account, and the payment is unable to be made due to (i) insufficient funds in my account, (ii) the closure, change or inaccessibility of my account without my having notified you as provided in Paragraph 7, or (iii) for any other reason (other than an error by you), I will pay you an additional fee of $        for each check or bank draft returned or failed automated withdrawal, unless prohibited by applicable law.

12.  Loan Charges.  If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me which exceeded permitted limits will be refunded to me. You may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me.

13. Assignment.  I may not assign any of my obligations under this Note without your written permission.  You do not have to give me your permission.  You may assign this Note at any time without my permission. Unless prohibited by applicable law, you may do so without telling me.  My obligations under this Note apply to all of my heirs and permitted assigns. Your rights under this Note apply to each of your successors and assigns.

14.  Notices.  All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt, if delivered in person or by facsimile, email or other electronic transmission, or (ii) one day after deposit prepaid for overnight delivery with a national overnight express delivery service.  Such notices must be properly addressed to the parties at the addresses set forth below unless a different address for notice is later provided in writing by giving notice pursuant to this Paragraph.

15.  Governing Law.   Except as provided below, this Note is governed by the laws of the State of my residence, as reflected in your registration records, at the time this loan is made. I will promptly notify you of any changes in my State of residence. For borrowers who are residents of Alaska and Minnesota, this Note is entered into in California and is governed by the laws of California, where Prosper Marketplace, Inc. is located.

16.  Miscellaneous.   No provision of this Note shall be modified or limited except by a written agreement signed by both you and me. The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

Arizona Residents: Notice: I understand that I may request that the initial disclosures prescribed in the Truth in Lending Act (15 United States Code sections 1601 through 1666j) be provided in Spanish before signing any loan documents.

Aviso Para Prestatarios En Arizona: Puedo solicitar que las divulgaciones iniciales prescritas en la Ley Truth in Lending Act (15 Código de los Estados Unidos secciones 1601 hasta 1666j) sean proporcionadas en español antes de firmar cualesquiera documentos de préstamos.

Missouri Residents: Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect me (borrower) and you (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

Texas Residents: Prosper Marketplace, Inc. is licensed and examined under the laws of the State of Texas and by state law is subject to regulatory oversight by the Office of Consumer Credit Commissioner. Any consumer wishing to file a complaint against the Prosper Marketplace, Inc. should contact the Office of Consumer Credit Commissioner through one of the means indicated below: In Person or U.S. Mail: 2601 North Lamar Boulevard, Austin, Texas 78705-4207. Telephone No.: 800/538-1579. Fax No.: 512/936-7610. E-mail: consumer.complaints@occc.state.tx.us. Website: www.occc.state.tx.us.

Wisconsin Residents:  If this loan is made for commercial purposes, which are any purposes other than personal, family, or household purposes, this loan shall be governed by the terms of the Consumer Loan Act, Wis. Stat. chapters 421 to 427, including the provisions governing finance charges on loans of $25,000 or less.

By signing this Note, I acknowledge that I (i) have read and understand all terms and conditions of this Note, (ii) agree to the terms set forth herein, and (iii) acknowledge receipt of a completely filled-in copy of this Note.

Date:

                                                                                                [Borrower]